                                                                      EXHIBIT 99
                        [EAGLE FINANCE CORP. LETTERHEAD]

CONTACT:

Robert J. Braasch / Howard J. Adamski        John P. Kehoe / Van Negris
Eagle Finance Corp.                          Kehoe, White, Savage & Co., Inc.
(847) 855-7150                               (212) 888-1616

FOR IMMEDIATE RELEASE
- ---------------------

          EAGLE FINANCE CORP. APPOINTS ROBERT J. BRAASCH AS PRESIDENT:
                     RONALD B. CLONTS BECOMES VICE CHAIRMAN

Gurnee, IL - June 5, 1996 - Eagle Finance Corp. (NASDAW:EFCW) today announced that Robert J. Braasch has been appointed president of the Company, effective July 1, 1996, succeeding Ronald B. Clonts who will assume the position of Vice Chairman of the Board. Charles F. Wonderlic continues as Chairman of the Board and Chief Executive Officer. Mr. Braasch currently serves as Senior Vice president and Chief Financial Officer and, in the new management structure, will continue as Chief Financial Officer. Howard J. Adamski, who joined Eagle in March 1996, will continue to serve as Vice President and Treasurer.

Mr. Braasch joined Eagle Finance Corp. in January 1994 and brings over 20 years experience to his new role of President. Mr. Braasch's previous background includes seven years with USA Financial Services, Inc. as Chief Financial Officer and subsequently Chief Executive Officer. Prior to USA Financial Services, Mr. Braasch retained various positions with Household Finance Corporation, during his twelve years with the company, including six years as Treasurer. Mr. Braasch graduated from DePaul University, Chicago, Illinois.

Charles F. Wonderlic, Chairman and Chief Executive Officer of Eagle Finance Corp., stated: "We are very pleased to have someone of Bob Braasch's experience, integrity and market and operational understanding of our business assume the position of President, thus ensuring an orderly transition. Bob's principles of clear customer focus and high standards of service have defined Eagle's approach to the subprime automotive finance business. Bob's broad business background, operating experience and personal compatibility brings to the position of President the leadership resources we will need to plan and manage the growth we anticipate during 1996 and the years ahead."

"We are also fortunate in our continuing relationship with Ron Clonts in his new role as Vice Chairman, who brings over 35 years of senior business experience to our board process. In his distinguished career with Eagle, he has demonstrated sophisticated technical understanding, operations expertise and a strategic market perspective to the specialized products of the consumer finance business that have helped to fuel Eagle's growth. We are grateful for Ron's continuing commitment to Eagle and its shareholders' long-term interests."

Eagle Finance Corp, is a specialized financial services company which purchased and services installment contracts. Eagle finances the purchases of late model used automobiles for consumers who have limited access to traditional sources of consumer credit. Eagle is headquartered in Gurnee, Illinois and conducts its operations through three regionally centralized offices. As of March 31, 1996, Eagle had active relationships with approximately 380 automobile dealers located in sixteen states.